EXHIBIT H


                   CAPITALIZATION AND CAPITALIZATION RATIOS
                   ----------------------------------------

                                 (IN THOUSANDS)





      The capitalization of GPU, Inc. and Subsidiary Companies at June 30, 1998 is as follows:



                                    Actual           Pro Forma (3)
                                    ------           -------------
                                 Amount     %         Amount     %
                                 ------     -         ------     -
Long-term debt(1)            $4,392,057   51.4    $4,392,057   51.4
Notes payable                   487,160    5.7       487,160    5.7
Preferred stock (2)             155,478    1.8       155,478    1.8
Subsidiary-obligated
 mandatorily redeemable
 preferred securities           330,000    3.9       330,000    3.9
Common equity                 3,172,886   37.2     3,172,886   37.2
                              ---------  -----     ---------  -----
                             $8,537,581  100.0    $8,537,581  100.0
                              =========  =====     =========  =====





(1)   Includes securities due within one year of $350,671.
(2)   Includes securities due within one year of $2,500.
(3) The issuance of rights will not have a pro forma impact on GPU's capitalization. Accordingly, there are no pro forma adjustments.